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                                            EXHIBIT 12


        TRANSAMERICA CORPORATION AND SUBSIDIARIES
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                     Three Months Ended
                                          March 31,
                                      1996         1995
                                      (Dollar amounts in
                                          millions)
Fixed charges:
  Interest and debt expense          $177.3       $168.3
  One-third of rental expense           6.3          6.0
                                     ______       ______
    Total                            $183.6       $174.3
                                     ======       ======
Earnings:
  Consolidated income from
    continuing operations            $115.3       $ 96.3
  Provision for income taxes           58.0         54.4
  Fixed charges                       183.6        174.3
                                     ______       ______
    Total                            $356.9       $325.0
                                     ======       ======

Ratio of earnings to fixed
  charges                              1.94         1.86
                                       ====         ====